Exhibit 10.42

ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated the 23rd. day of December, 2005.

BETWEEN:

MICHAEL FITZGERALD, (“Michael Fitzgerald”) also known as Michael Ninn, doing business as Ninn Worx, a businessman, of 1080 Cypress Ridge Parkway, Arroyo Grande, California, USA 93420

(collectively, referred to as “Ninn”)

OF THE FIRST PART

AND:

PURE PLAY MEDIA, INC., a body politic incorporated in the state of California, having an office located at 19800 Nordhoff Place, Chatsworth, California, USA 91311

(referred to as “PPM”)

OF THE SECOND PART

AND:

PURE PLAY MEDIA HOLDINGS, INC., a body politic incorporated in the state of Nevada, having an office located at 19800 Nordhoff Place, Chatsworth, California, USA   91311

(referred to as “PPMH”)

OF THE THIRD PART

WHEREAS:

  Ninn is the beneficial owner of 3,250,000 shares of common stock par value $0.001 of PPMH (the “PPMH Shares”), and holds the office of Chief Production Officer (“CPO”) of PPM;

  PPM beneficially holds certain assets and inventory (as described in Section 1.1 herein) in its name;

  Ninn wishes to acquire certain assets and inventory from PPM in exchange for Ninn extinguishing the promissory note in the amount of $300,000 owing from PPM to Ninn, dated September 25, 2002 (the “Promissory Note”) and Ninn agreeing to surrender for cancellation and return to treasury the PPM Shares; and

  PPM agrees to sell the certain assets and inventory to Ninn in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties hereto agree as follows:

1.        PURCHASE AND SALE OF ASSETS

1.1      Description of Assets.  Subject to the terms and conditions of this Agreement, PPM agrees to sell, assign and transfer to Ninn, and Ninn agrees to purchase from PPM:

(a)        The name “Ninn Worx” along with any and all legal rights to this, and any association with this, commercial name.

(b)        Seventy two (72) Ninn Worx Productions (the “Productions”), including all camera masters, stills and any associated materials, including any and all associated copyrights of any kind throughout the world, a list of these Productions is attached hereto as Schedule A;

(c)        Copies of any and all records pertaining to the License of any of the Ninn Worx Productions, including, but not limited to, License Agreements for individual foreign territories as detailed and copies of which is attached hereto as Schedule K, License Agreements for any Video on Demand (VOD) grants, License Agreements for any Internet or Mobile distribution rights, and Sales Agreements, executed or not, pertaining to individual unit distribution anywhere in the world.

(d)        All equipment (the “Equipment”) contained in the offices located at 1080-A Cypress Ridge Parkway, Arroyo Grande, California 93420 (the “Pismo Office”);

(e)        All wardrobe and production props (the “Production Materials”) used by Ninn;

(f)         All personal artwork (the “Artwork”) owned by Ninn;

(g)         All DVD and VHS inventory and any sales, marketing, or promotional material that may refer to Ninn Worx, or any Ninn Worx productions solely and specifically (the “Inventory”) that corresponds with the 72 Productions and with any Productions that may be in an incomplete condition.

1.2     Asset Purchase Price.  As consideration for the purchase price payable by Ninn to PPM and PPMH for the Assets (the “Asset Purchase Price”), Ninn hereby agrees to:

(a)        Surrender for cancellation and return to PPMH’s treasury the PPMH Shares; and

(b)        Extinguish by cancellation the Promissory Note.

1.3      Inventory Purchase Price. The purchase price payable by Ninn to PPM for the Inventory shall consist of and be paid by Ninn as follows:

(a)        The payment in US dollars, on a Cash on Delivery basis, of the cost of each DVD or VHS (the “Unit”), as recorded in the Financial Statements of PPM, which is comprised of the per Unit replication cost plus the per Unit printing cost of packaging, which exact dollar amount will be determined by PPM by December 23, 2005.

1.4     Payment of the Purchase Price.  The Asset Purchase Price and the Inventory Purchase Price will be paid by Ninn to PPMH and PPM on or before January 1, 2006 (the “Closing Date”).

2.        REPRESENTATIONS OF NINN

2.1      Representations.  Ninn represents and warrants to PPM and PPMH as follows, with the intent that PPM and PPMH will rely on the representations in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)        Ninn owns the PPMH Shares as the beneficial owner thereof, free of all liens, claims, charges and encumbrances whatsoever, except for the Pledge Agreement entered into between Ninn, PPMH and Doral EZ Investments Inc., dated August 20, 2004 (the “Pledge Agreement”);

(b)        Ninn has due and sufficient right and authority to enter into this Agreement and to surrender for cancellation and return to PPMH’s treasury the PPMH Shares;

(c)        no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the PPMH Shares, except for Doral EZ Investments Inc. under the Pledge Agreement;

(d)        except for the Pledge Agreement, there are no interests, present or future, of any person other than Ninn in the PPMH Shares, nor does Ninn know of any assertion of such an interest or of any facts or circumstances that would give any person other than Ninn a present or future interest in the PPMH Shares or entitle any person to assert such an interest;

(e)        except for the Pledge Agreement, there are no provisions of any contract, indenture or other instrument to which Ninn is a party or to which the PPMH Shares are subject that would prevent, limit or condition the surrender for cancellation return to PPMH’s treasury of the PPMH Shares by Ninn;

(f)        except for Doral EZ Investments Inc., there are no consents or approvals of any person or entity not a party to this Agreement, that are required for Ninn’s performance under this Agreement; and

(g)        this Agreement constitutes a legal, valid and binding obligation of Ninn enforceable against Ninn in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

3.        COVENANTS OF NINN

3.1      Adherence to Contracts.  Ninn covenants to remain legally bound by and adhere to all the terms, conditions and requirements of the following contracts and agreements, as a licensor in conjunction with PPM, including and limited to:

(a)        supplying the Movies & Materials, as these terms are defined under the European distribution contract (the “Fraserside Contract”) between PPM, Fraserside Holdings Limited (“Fraserside”) and Peach Entertainment Distribution AB, a copy of which is attached hereto as Schedule B; subject to PPM collecting payment from Fraserside on all amounts owed or future amounts owing under the terms of the Fraserside Contract by Fraserside to PPM, with PPM retaining a fee of 20% on all funds collected by PPM on behalf of Ninn and disbursing the remainder of funds rightfully earned by Ninn to Ninn on a monthly basis, which arrangement shall continue until the expiration of the initial term of the Fraserside Contract;

(b)        supplying the Pictures, as this term is defined in the Canadian distribution contract between PPM and Software Entertainment Inc., a copy of which is attached hereto as Schedule C;

(c)        supplying the Programs, as this term is defined in the existing Video On Demand contract between PPM and Deep Star Broadcasting Systems, Inc., a copy of which is attached hereto as Schedule D.

(d)        supplying the Marks & Materials, as these terms are defined in the licensing agreement between PPM and Peak Entertainment Inc. (“Peak Entertainment”), a copy of which is attached hereto as Schedule E;

(e)        supplying the Licensed Pictures, as this term is defined in the licensing agreement between PPM and US Model Inc. (“US Model”), a copy of which is attached hereto as Schedule F; and

(f)         supplying the Ninn productions, as set out under paragraph 1 of the licensing agreements between PPM and Erotic Media Ag., a copy of which is attached hereto as Schedule G and attached hereto as Schedule H.

3.2     Resignation.  On or before the Closing Date, Ninn will deliver to PPM a duly executed letter of resignation as CPO of PPM, effective as at the Closing Date;

3.3     Lease Transfer. PPM will assign/transfer the Pismo Holdings lease agreement (the “Pismo Holdings Lease”), a copy of which is attached hereto as Schedule I, to Ninn.  Upon the assignment/transfer of the Pismo Holdings Lease from PPM to Ninn, and in any event from the Closing Date, Ninn will undertake and assume any and all costs, liabilities, whether accrued, absolute, contingent or otherwise, associated with the Pismo Office.

3.4     Inventory Transfer. PPM will allow, and Ninn will cause to commence, the physical transfer of all inventory to be purchased from the primary PPM office (located at 19800 Nordhoff Place, Chatsworth, California, USA 91311) on the morning of December 28, 2005. The process will proceed continuously during normal business hours until such time as all inventory has been removed from this location and accepted by Ninn and subsequent payment for such inventory has been paid to PPM.

3.5     Covenant of Indemnity.  Ninn will indemnify and hold harmless PPM & PPMH from and against:

(a)        any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at the Closing Date relating to the Assets or the PPMH Shares, and which are not agreed to be assumed by the PPM & PPMH under this Agreement;

(b)        any and all losses, claims, damages and costs incurred or suffered by PPM or PPMH arising out of any breach or inaccuracy of any representation, warranty or covenant of Ninn contained in this Agreement; and

(c)        any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

4.       REPRESENTATIONS OF PPM & PPMH

4.1     Representations.  PPM and PPMH represent and warrant to Ninn as follows, with the intent that Ninn will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)        Status of PPM.  PPM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the power and capacity to enter into this Agreement and carry out its terms;

(b)        Status of PPMH.  PPMH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the power and capacity to enter into this Agreement and carry out its terms;

(c)        Authority to Sell.  The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of PPM and PPMH, and this Agreement constitutes a legal, valid and binding obligation of PPM and PPMH enforceable against PPM and PPMH in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors; and

(d)        Consents.  Except for Doral EZ Investments Inc., there are no consents or approvals of any person or entity not a party to this Agreement, that are required for PPMH’s performance under this Agreement.

5.       COVENANTS OF PPM & PPMH

5.1     Change of Ownership.  PPM will inform the following entities of the change of ownership of Ninn Productions after the Closing Date:

(a)        Peak Entertainment;

(b)        US Model;

(c)        Fraserside Holdings Limited and Peach Entertainment Distribution AB

(d)        Software Entertainment Inc.;

(e)        Deep Star Broadcasting Systems, Inc.; and

(f)         Erotic Media Ag.

5.2     Employment.  PPM will continue to employ Michael Fitzgerald, Susan Rowe and all full-time staff employed by PPM at the Pismo Office until December 31, 2005.

5.3     Transfer of Revenues from certain Ninn Worx Productions.  PPM will transfer to Ninn all revenues generated from January 1, 2005 to the Closing Date resulting from internet “on demand” deals derived from Ninn Worx Productions copies of which is attached hereto as Schedules J. In addition, and subject to the specific exclusion referencing Fraserside in 3.1(a) above, PPM will assign all revenues from any foreign, VOD, mobile, or any other form of Licensing or Sales transaction involving Ninn Worx product accruing from January 1, 2006 forward.

5.4     Normal Operational Costs.  PPM will pay for all normal operational costs associated with the operation of the Pismo Office until December 31, 2005, but excluding any costs associated with the purchasing of assets and/or all costs associated with computer hardware or software upgrades.

5.5     Covenant of Indemnity.  PPM & PPMH will indemnify and hold Ninn harmless from and against:

(a)        any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at the Closing Date relating to the Assets transferred to Ninn which are not agreed to be assumed by Ninn under this Agreement;

(b)        any and all losses, claims, damages and costs incurred or suffered by Ninn arising out of any breach or inaccuracy of any representation, warranty or covenant of PPM & PPMH contained in this Agreement; and

(c)        any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

6.       MUTUAL COVENANTS OF ALL THE PARTIES

6.1     Covenants.  PM, PPMH & Ninn,  will keep the information with respect to this Agreement, the terms herein, and any related, underlying or subsequent agreements (the “Information”) confidential and will not directly or indirectly disclose the Information at any time to any person or persons or use the Information for any purpose whatsoever.

6.2     Public and/or Press Releases.  PPM, PPMH & Ninn covenant that any and all public and/or press releases or announcements (the “Releases”) will be agreed upon by all the parties before any such Releases can be made by any of the parties.

6.3     Employment Agreement.  The employment agreement (the “Employment Agreement”) between Michael Fitzgerald and PPM will terminate as of the Closing Date.  Both Ninn & PPM covenant that all the terms, conditions and requirements of the Employment Agreement will become void and unenforceable as at the Closing Date, and both Ninn & PPM will be released of their obligations under the Employment Agreement.

7.       SURVIVAL OF REPRESENTATIONS AND COVENANTS

7.1     Mutual Representations and Covenants. All representations, covenants and agreements made by either party in this Agreement or under this Agreement will, unless otherwise expressly stated, survive the Closing Date and any investigation at any time made by or on behalf of either party will continue in full force and effect for the benefit of that party.

8.       LIABILITIES NOT ASSUMED

8.1     Liabilities Not Assumed.  PPM and PPMH will not assume any liabilities of Ninn and Ninn will not assume any liabilities of PPM or PPMH.  Neither party will be responsible for any liability of the other, past, present or future, relating to the Assets or the PPMH Shares transferred, and each will indemnify and save harmless the other from and against any such claim.

9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PPM & PPMH

9.1     Conditions.  All obligations of PPM & PPMH under this Agreement are subject to the fulfillment at or before closing of the following conditions:

(a)        Ninn’s Representations.  Ninn’s representations contained in this Agreement will be true at and as of the Closing Date as if such representations were made at and as of such time.

(b)        Ninn’s Covenants.  Ninn will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at the Closing Date.

(c)        Consents.  Ninn will have received duly executed copies of the required consent or approval from Doral EZ Investments Inc. as required and referred to in Section 2.1(f).

9.2     Exclusive Benefit.  The foregoing conditions are for the exclusive benefit of PPM and PPMH and any such condition may be waived in whole or in part by PPM and/or PPMH at or before closing by delivering to Ninn a written waiver to that effect signed by PPM and/or PPMH.

10.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NINN

10.1   Conditions.  All obligations of Ninn under this Agreement are subject to the fulfillment at or before closing of the following conditions:

(a)        PPM’s and PPMH’s Representations.  PPM’s and PPMH’s representations contained in this Agreement will be true at and as of the Closing Date as if such representations were made at and as of such time.

(b)        PPM’s and PPMH’s Covenants.  PPM and PPMH will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or at the Closing Date.

(c)        Consents.  PPM and PPMH will have received duly executed copies of the required consent or approval from Doral EZ Investments Inc. as required and referred to in Section 4.1(d).

10.2   Exclusive Benefit.  The foregoing conditions are for the exclusive benefit of Ninn and any such condition may be waived in whole or in part by Ninn at or before closing by delivering to PPM and PPMH a written waiver to that effect signed by Ninn.

11.     CLOSING

11.1   Time of Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Inventory and the Assets will be completed at a closing to be held on such day and at such time as will be determined by the parties, which day will be January 1, 2006.

11.2   Place of Closing.  The closing will take place at the Chatsworth Office.

11.3   Documents to be Delivered by Ninn.  At or before the closing, Ninn will deliver to PPM and PPMH all the documents prepared in accordance with and required by the terms of this Agreement, which documents will include:

(a)        Ninn’s letter of resignation as the CPO of PPM ;

(b)        all share certificates representing in the aggregate the PPMH Shares, duly endorsed for surrender for cancellation and return to PPMH’s treasury;

(c)        the cancelled Promissory Note, in a form provided by PPM on or prior to December 23, 2005;

(d)        the payment in US dollars of the Inventory Purchase Price, if any Inventory is delivered on or before closing.

11.4   Documents to be Delivered PPM & PPMH.  At the closing, PPM and PPMH will deliver or cause to be delivered to Ninn the Assets and any Inventory.

12.     GENERAL

12.1   Governing Law.  This Agreement shall be deemed made in and shall be construed and interpreted in accordance with the laws of the State of California, applicable to agreements entirely made and performed therein. In the event of any disagreement between the parties which cannot be settled by mutual agreement, the dispute shall be submitted to binding arbitration before one (1) arbitrator in the City of Los Angeles, California, USA in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select the arbitrator. The decision or award of the arbitrator shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

12.2   Professional Fees.  Each of the parties will bear the fees and disbursements of their respective lawyers, advisers and consultants engaged by them respectively in connection with the transactions contemplated by this Agreement prior to the closing.

12.3   Assignment.  No party will assign this Agreement, or any part of this Agreement, without the prior written consent of the other party.  Any purported assignment without the required consent is not binding or enforceable against any party.

12.4   Enurement.  This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

12.5   Notice.  All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set out on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement.

12.6   Further Assurances.  The parties will execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

12.7   Remedies Cumulative.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.  Any party to this Agreement may terminate this Agreement if any other party is in breach of or defaults under any material term or condition of this Agreement or has made a material misrepresentation in this Agreement.  No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

12.8   Entire Agreement.  This Agreement constitutes the entire agreement between the parties and there are no representations, express or implied, statutory or otherwise and no collateral agreements other than as expressly set out or referred to in this Agreement.

12.9   Headings.  The division of this Agreement into sections and the insertion of headings are for convenience only and do not form part of this Agreement and will not be used to interpret, define or limit the scope, extent or intent of this Agreement.

12.10  Severability.  Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement.

12.11  Schedules.  The Schedules attached hereto form an integral part of this Agreement.

12.12  Time of the Essence.  Time will be of the essence of this Agreement.

12.13  Counterparts.  This Agreement and all documents contemplated by or delivered in connection with this Agreement may be executed and delivered by original only, and in any number of counterparts, and each executed counterpart will be considered to be an original.  All executed counterparts taken together will constitute one agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement by their duly authorized officers effective the first day and year written above.

PURE PLAY MEDIA, INC.

Per: /s/ Richard Arnold
            Authorized Signatory

Richard Arnold
            (print name and title)

PURE PLAY MEDIA HOLDINGS, INC.

Per: /s/ Richard Arnold
            Authorized Signatory

Richard Arnold
            (print name and title)

Per: /s/ Michael Fitzgerald
MICHAEL FITZGERALD

Schedule A

This is Schedule A to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

  Fetish: The Dream Scape
  Lost Angels 1: Nikita Denise
  Euroglam 1: Budapest: Wanda Curtis
  Fem 1: Aria
  Innocence 1: Baby Doll
  Lost Angels 2: Michelle Michaels
  Soloerotica 1
  Fetish: Are You Human?
  Euroglam 2: Budapest: Nikki Blonde
  Innocence 2: Candy Girl
  Fem 2: Tango
  Temptation
  Becoming Georgia Adair 1
  Soloerotica 2
  Lost Angels 3: Olivia Del Rio
  Euroglam 3: An American in Europe
  Fem 3: Diva
  POP 1: The Beauty of the Blowjob
  Innocence 3: Pure Pink
  Soloerotica 3: The Girls of Innocence
  Fetish: I Know Your Dreams
  Lost Angels 4: Wanda Curtis
  Euroglam 4: The Final Chapter
  Fem 4: Bella
  Innocence 4: Sweet Cherry
  In the Garden of Shadows
  Fetish: Circus
  Angel: Sex, Money, & Power
  Behind the Scenes with Mark Stone
  Soloerotica 4
  Innocence 5: Little Secrets
  Inside Myself
  Becoming Georgia Adair 2: Self Portrait
  POP 2: The Girls of Innocence
  Edge, The
  Innocence 6: Baby Blue
  Double Penetration
  Fem 5: Adagio

  Lost Angels 5: Katsumi
  Diamond Girl
  Fragile
  Faith: In the Garden of Shadows 2
  Becoming Georgia Adair 3: Chapter III
  Exposed Featuring Dee
  Angel: Plush
  Innocence 7: Wild Child
  Soloerotica 5
  Porn Star
  Innocence 8: Perfect Pink
  Neo_Pornograhia
  Exposed Featuring Anais
  POP 3: The Beauty Of The Blow Job
  Pussy Kat
  Fem 6: Sonata
  Rapture Angel Cassidy
  Double Penetration 2
  Neo_Pornographia 2
  Evoke
  Soloerotica 6
  Innocence 9: White Panties
  Exposed Justine
  Phoenix
  Fragile 2 - Reflections
  Fem 7: Dolce
  Catherine
  Innocence 10: Wet
  Exposed - Angel Cassidy
  Double Penetration 3
  Neo_Pornographia 3
  Diamond Girl 2 - Elegant
  POP 4
  Sapphic Liaisons

Schedule B

This is Schedule B to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.

Schedule C

This is Schedule C to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.

Schedule D

This is Schedule D to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.

Schedule E

This is Schedule E to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.

Schedule F

This is Schedule F to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.

Schedule G

This is Schedule G to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.

Schedule H

This is Schedule H to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.

Schedule I

This is Schedule I to the Asset Purchase Agreement, dated December __, 2005, among
Michael Fitzgerald, Pure Play Media, Inc. and Pure Play Media Holdings, Inc.

Refer to the materials attached hereto.